Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-72508, 333-95765, 333-37641, and 033-85766 of Micro Component Technology, Inc. (the Company) on Form S-8 and Registration Statement Nos. 333-104590 and 333-108072 on Form S-2 of our report dated February 17, 2003 (March 26, 2003 as to the first paragraph of  Note 4), which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Micro Component Technology, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 15, 2004